Exhibit 10.3

SUBORDINATED LOAN AND SECURITY AGREEMENT

THIS SUBORDINATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of April 20, 2016 (the “Effective Date”) by and among: (a) SILICON VALLEY BANK, a California corporation (“SVB”; and in its capacity as Administrative Agent, the “Agent”), (b) SVB, ORIX VENTURES, LLC, a Delaware limited liability company (“ORIX”) and any other Lenders listed on Schedule 1 (as amended from time to time in accordance with this Agreement) hereto and otherwise party hereto from time to time (each a “Lender”, and collectively, the “Lenders”) and (c) APPTIO, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP, except with respect to unaudited financial statements and projections (i) for non-compliance with FAS 123R and (ii) for the absence of footnotes and subject to year-end audit adjustments, including adjustments resulting from the application of revenue recognition principles under GAAP), provided that if at any time any change in GAAP would affect the computation of any financial ratio or covenant requirement set forth in any Loan Document, and either Borrower or Agent shall so request, Borrower and Lenders shall negotiate in good faith to amend such ratio or covenant requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, such ratio or covenant requirement shall continue to be computed in accordance with GAAP prior to such change therein provided, that (x) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect as of the date of this Agreement shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP). Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, on the Effective Date or as soon thereafter as all conditions precedent to the making thereof have been satisfied, Lenders shall each make one term loan to Borrower in an amount equal to such Lender’s Commitment Percentage multiplied by Ten Million Dollars ($10,000,000.00) (the “Initial Term Loan”). Thereafter, during the Draw Period, each Lender agrees (jointly and not severally) to make one or more additional term loans available to Borrower in an aggregate amount up to such Lender’s Commitment Percentage multiplied by Ten Million Dollars ($10,000,000.00) (each such term loan, a “Term Loan” and collectively with the Initial Term Loan the “Term Loans”). Each Term Loan shall be in a principal amount not less than Two Million Five Hundred Thousand Dollars ($2,500,000). After repayment, the Term Loans may not be reborrowed.

(b) Interest Payments. Commencing on the first Payment Date following the Funding Date of each Term Loan, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of each Term Loan at the rate set forth in Section 2.3(a).

(c) Repayment. All outstanding principal and accrued and unpaid interest with respect to each Term Loan and all other outstanding Obligations with respect to the Term Loans, including the Final Payment are due and payable in full on the Term Loan Maturity Date.

(d) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loans, provided Borrower (i) delivers written notice to Agent (who will then promptly notify each Lender) of its election to prepay the Term Loans at least three (3) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest with respect to the Term Loans, (B) the Prepayment Fee, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loans, including interest at the Default Rate with respect to any past due amounts.

(e) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated by Agent following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Agent, for the ratable benefit of the Lenders, an amount equal to the sum of (A) all outstanding principal plus accrued and unpaid interest with respect to the Term Loans, (B) the Prepayment Fee, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loans, including interest at the Default Rate with respect to any past due amounts.

2.2 Intentionally Omitted.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding for each Term Loan shall accrue interest at a fixed per annum rate equal to nine and one half of one percent (9.50%), which interest shall be payable monthly in accordance with Section 2.1.1(b) above and Section 2.3(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Agent, upon instructions from the Lenders in accordance with the Intercreditor Agreement, otherwise elects from time to time to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(c) Intentionally Omitted.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Agent may, for the ratable benefit of the Lenders, debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders when due. These debits shall not constitute a set-off. Agent shall promptly distribute the amount of such debits ratably to the Lenders.

2.4 Fees. Borrower shall pay to Agent, for the ratable benefit of Lenders:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of (i) Two Hundred Thousand Dollars ($200,000) on the Effective Date plus (ii) two percent (2.00%) of the aggregate principal amount of any Term Loans (other than the Initial Term Loan) made by Lenders to Borrower thereafter, due and payable on the Funding Date of any such Term Loan;

(b) Unused Fee. A fee (the “Unused Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one percent (1.00%) per annum of the average daily undrawn portion of the Term Loans, as reasonably determined by Agent. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Fee previously earned by Lenders pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Lenders’ obligation to make Credit Extensions hereunder;

(c) Prepayment Fee. The Prepayment Fee, when due hereunder;

(d) Final Payment. The Final Payment, when due hereunder;

(e) Lender Expenses. All Lender Expenses (including reasonable attorneys’ fees for one counsel and expenses for documentation and negotiation of this Agreement and the loan documents referenced in Section 3.1 related to the Senior Loan Agreement (“Documentation Fees”); provided that Agent will provide Borrower prior notice of such Documentation Fees exceeding Thirty Thousand Dollars ($30,000) in the aggregate as of the Effective Date, and Agent shall not continue to incur such Documentation Fees until Borrower provides to Agent written approval to proceed with the documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

(f) Fees Fully Earned. Unless otherwise provided in this Agreement, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or Lenders pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lenders’ obligations to make loans and advances hereunder. Agent may, for the ratable benefit of the Lenders, deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.3(e). Agent shall provide Borrower and Lenders written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. All payments of principal, interest, and fees under this Agreement shall be made by Borrower at the office specified by Agent, and Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Agent for the account of such Lender at the office specified by such Lender.

(b) Subject to the Intercreditor Agreement, Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Lenders or otherwise received by Agent or the Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(d) duly executed original signatures to the Warrants;

(e) duly executed original signatures to that certain First Amendment to the Senior Loan Agreement dated as of the date hereof;

(f) duly executed original signatures to a Subordination Agreement by and among SVB, in its capacity as Agent and a Lender hereunder, SVB in its capacity as lender under the Senior Loan Agreement and ORIX dated as of the date hereof;

(g) duly executed original signatures to the Intercreditor Agreement by and among SVB and ORIX, and acknowledged by Borrower, dated as of the date hereof;

(h) duly executed original signatures to that certain First Amendment to the Senior Loan Agreement dated as of the date hereof;

(i) certified copies, dated as of a recent date, of financing statement searches, as Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(j) an updated Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(k) evidence satisfactory to Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Agent (or endorsements reflecting the same) in favor of Agent; and

(l) payment of the fees and Lender Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt by Agent of an executed Payment/Advance Form;

(b) (i) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and (ii) no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) with respect to all Term Loans (other than the Initial Term Loan), Borrower must be in compliance on a Pro Forma Basis with the financial covenants contained in (i) Section 6.7 of this Agreement and (ii) Section 6.7 of the Senior Loan Agreement; and

(d) in Agent’s sole but reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a

Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lenders’ sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Agent (and Agent will promptly notify each Lender) (which notice shall be irrevocable) by electronic mail, facsimile, or telephone no later than 12:00 p.m. Pacific time five (5) Business Days before the proposed Funding Date of such Credit Extension. Together with any such electronic or facsimile notification, Borrower shall deliver to Agent (and Agent will promptly notify each Lender) by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. If Borrower satisfies the conditions of the Credit Extension, each Lender shall, not later than 12:00 pm Pacific time on the Funding Date, provide Agent at the office specified by Agent with immediately available funds in an amount equal to such Lender’s Commitment Percentage multiplied by the amount of the Credit Extension. Agent may rely on any telephone notice given by a person whom Agent believes is a Responsible Officer or designee.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof; provided, that (a) solely with respect to Borrower’s Intellectual Property, such security interest shall not be effective unless or until an IP Default has occurred and is continuing, (b) such security interest shall not constitute a cure of the Event(s) of Default giving rise thereto, and (c) any cure of the Events(s) of Default shall not be deemed a release of Agent’s security interest in Borrower’s Intellectual Property unless Agent and Lenders otherwise consent thereto in writing. Notwithstanding the foregoing, at all times (whether before or after Agent’s security interest in Intellectual Property has become effective) the Collateral shall include all proceeds of all Intellectual Property (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of Intellectual Property.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim with a claim in excess of One Hundred Thousand Dollars ($100,000), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s or Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Agent and Lenders under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent a completed certificate signed by Borrower entitled “Perfection Certificate”. Borrower represents and warrants to Agent and Lenders that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent and Lenders of such occurrence and provide Agent and Lenders with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has taken such actions as are necessary to give Agent, for the ratable benefit of Lenders, a perfected security interest therein, to the extent required pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except (i) as otherwise provided in the Perfection Certificate, (ii) as otherwise disclosed to Agent and the Lenders pursuant to Section 7.2, or (iii) as otherwise permitted to be located pursuant to Section 7.2 after the Effective Date. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software or non-material software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. To the best of Borrower’s knowledge, each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the

Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Intentionally Omitted.

5.4 Litigation. Except as disclosed to Agent pursuant to Section 6.2(h) hereof, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate with respect to any related actions or proceedings, One Million Dollars ($1,000,000).

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except for any non-compliance that could not reasonably be expected to result in a material adverse effect upon Borrower’s and its Subsidiaries’ business.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required material tax returns and reports, and Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower that if not paid could reasonably be expected to result in a material adverse effect on Borrower’s business. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent in all of its property. Borrower shall promptly provide, upon Agent’s request, copies of any such obtained Governmental Approvals to Agent.

6.2 Financial Statements, Reports, Certificates. Deliver to Agent (and Agent shall promptly deliver copies to each Lender):

(a) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Agent (the “Monthly Financial Statements”);

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent shall reasonably request;

(c) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;

(d) Annual Business Plan. As soon as available, but no later than sixty (60) days after the last day of Borrower’s fiscal year, Borrower’s annual business plan prepared in good faith by Borrower and approved by Borrower’s board of directors with respect to the following fiscal year;

(e) 409(A) Valuation Report. As soon as available, but no later than thirty (30) days after completion, Borrower’s 409(A) valuation report;

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate with respect to any related actions or proceedings, One Million Dollars ($1,000,000) or more;

(i) Intellectual Property Notice. Within thirty (30) days of the end of each fiscal quarter of Borrower, all required reports or notices with respect to Borrower’s Intellectual Property, as required pursuant to Section 6.8 of this Agreement, shall be delivered to Agent; and

(j) Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Agent.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances with respect to Inventory between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims, in each case, with respect to Inventory, that involve more than Five Hundred Thousand Dollars ($500,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent, for the ratable benefit of Lenders, as a lender loss payee and waive subrogation against Agent, for the ratable benefit of the Lenders. All liability policies shall show, or have endorsements showing, Agent, for the ratable benefit of the Lenders, as an additional insured.

All policies (or their respective endorsements) shall provide that the insurer shall give Borrower at least twenty (20) days notice before canceling, amending, or declining to renew its policy and Borrower shall provide prompt notice to Agent and the Lenders on receipt of any such notice.

At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent’s option, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy with respect to Collateral up to Five Hundred Thousand Dollars ($500,000) with respect to any loss, but not exceeding One Million Dollars ($1,000,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent, for the ratable benefit of the Lenders, has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy with respect to Collateral shall, at the option of Agent in accordance with the Intercreditor Agreement, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Operating Accounts.

(a) Maintain all of its and its U.S. Subsidiaries’ operating and other deposit accounts and securities accounts with SVB and SVB’s Affiliates; provided, however, if Borrower completes an initial public offering and, as a result, Borrower and its Subsidiaries have cash balances greater than or equal to One Hundred Million Dollars ($100,000,000), Borrower and its Subsidiaries may maintain securities accounts outside of SVB provided that the aggregate amount of all funds in accounts at SVB and SVB’s Affiliates at all times represent at least fifty percent (50%) of the Dollar value of Borrower’s and such Subsidiaries’ accounts at all financial institutions.

(b) Provide Agent five (5) days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Borrower at any time maintains within the United States, Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lenders by Borrower as such.

6.7 Financial Covenant. If Borrower’s and its Subsidiaries’ Cash is less than Twenty Five Million Dollars ($25,000,000) as of the last day of any monthly measuring period, Borrower shall have maintained, as of the last day of the most recently ended calendar quarter (including as of the same date of measurement for any measurement taken as of the last day of March, June, September and December), Bookings, measured on a trailing six (6) month basis of not less than seventy-five percent (75%) of the Booking levels set forth in Borrower’s annual business plan (as delivered to Agent and Lenders in accordance with Section 6.2(d)) and as approved in writing by Agent and Lenders in their reasonable business judgment) for the applicable quarterly measuring period. Bookings requirements for Borrower’s 2017 fiscal year and thereafter, shall be set forth in, and based upon, Borrower’s annual business plan delivered to Agent and Lenders in accordance with Section 6.2(d) with such bookings requirements determined pursuant to this Section 6.7; provided, further, that for the periods ending as of the last day of January and February of each year, prior to the delivery of Borrower’s annual business plan pursuant to Section 6.2(d), required Bookings for such months shall be based upon the prior year actual Bookings for such months in lieu of a forecasted amount for such months in which no annual financial projections have been delivered pursuant to Section 6.2(d) prior to the end of such months. For example, for January 2017, this covenant would be calculated using the actual Bookings for the months August through December 2016 (5 months) plus actual Bookings for the month of January 2016. Notwithstanding the foregoing, such annual business plan and Bookings requirements must be approved in writing by Agent and Lenders in their reasonable business judgment by March 31st of the applicable year.

6.8 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its material Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) Effective at all times after the occurrence of an IP Default, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, or (ii) applies for any Patent or the registration of any Trademark or the registration of any Copyright or mask work in the United States Copyright Office, then Borrower shall provide written notice to Agent pursuant to Section 6.2(i), including, application and/or registration numbers with respect to such Intellectual Property and shall execute such intellectual property security agreements and other documents and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the benefit of the Lenders, in such property.

(c) Provide written notice to Agent pursuant to Section 6.2(i) if Borrower has entered into or become bound by any Restricted License (other than over-the-counter software that is commercially available to the public) during the applicable fiscal quarter. Borrower shall use its commercially reasonable efforts take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have, for the benefit of the Lenders, a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral, for the benefit of the Lenders, in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Agent, and/or their agents and advisors, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books, provided that any Lender may, at its sole expense, accompany Agent and/or its agents and advisors on any such inspections or audits. Unless an Event of Default has occurred and is continuing, no such inspections or audits shall be conducted for so long as Borrower’s aggregate Cash is greater than or equal to Twenty Five Million Dollars ($25,000,000). At all times when Borrower’s aggregate Cash is less than Twenty Five Million Dollars ($25,000,000), such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be Eight Hundred Fifty Dollars ($850) per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Agent schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days’ written notice to Agent, then (without limiting any of Agent’s or Lenders’ rights or remedies), Borrower shall pay Agent a fee of One Thousand Dollars ($1,000) if Agent requests such fee plus any out-of-pocket expenses incurred by Agent.

6.11 Formation or Acquisition of Subsidiaries. At the time that Borrower forms any direct or indirect Subsidiary that is organized in the United States or any state thereof or acquires any direct or indirect Subsidiary that is organized in the United States or any state thereof after the Effective Date, other than TECHNOLOGY BUSINESS MANAGEMENT COUNCIL, LTD., a Delaware corporation, Borrower shall within 30 days of such formation or acquisition (or such other period of time as consented to by Agent) (a) cause such new Subsidiary to provide to Agent a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder (“Co-Borrower”), together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation in form and substance satisfactory to Agent, including, if reasonably requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. Execute any further instruments and take further action as Agent reasonably request to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement, provided, however, that notwithstanding anything in this Agreement, Agent shall not file the IP Agreement with any Governmental Authority until an IP Default occurs and the security interest granted in such IP Agreement shall not be effective until such time as an IP Default occurs. Deliver to Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Agent’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete property; (c) in connection with Permitted Liens and Permitted Investments; (d) Transfers between Loan Parties, and (e) other Transfers in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year.

7.2 Changes in Business, Management, Ownership or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in CEO or CFO unless the Board appoints a successor CEO or CFO (which may include an interim or acting CEO and/or CFO) within 90 days of the resignation or termination of the prior CEO or CFO or (ii) consummate any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty nine percent (49%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent a description of the material terms of the transaction).

Borrower shall not, without at least five (5) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate or to Borrower’s customers in the ordinary course of business, or (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000) to a bailee (other than to Borrower’s customers in the ordinary course of business), and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Agent, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Agent in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (i) a Subsidiary may merge or consolidate into another Subsidiary or into Borrower or (ii) any Permitted Acquisition.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property in favor of Agent, except for (i) restrictions contained in agreements in connection with transfers otherwise permitted in Section 7.1 hereof, (ii) restrictions with respect to property subject to any Lien that constitutes a “Permitted Lien” herein and (iii) covenants with such restrictions in merger or acquisition agreements, provided that such covenants do not prohibit Borrower from granting a security interest in Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s or any Subsidiary’s Intellectual Property.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and pay cash in lieu of the issuance of fractional shares in connection with any conversion or exercise of such convertible securities, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Five Hundred Thousand Dollars ($500,000) in cash per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, or that are otherwise upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions with Subsidiaries that are not otherwise prohibited by this Article 7, (iii) compensation arrangements approved by the Borrower’s board of directors or a duly authorized committee thereof and (iv) equity and bridge financings with Borrower’s existing investors, provided that any such bridge financing shall constitute Subordinated Debt.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Agent or Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8(c), 6.10, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with SVB or any SVB Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) Business Days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) Business Day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any Event of Default (as defined under the Senior Loan Agreement) under the Senior Loan Documents; provided that an Event of Default under Section 6.7 of the Senior Loan Agreement shall not be considered an Event of Default hereunder; (b) subject to Section 8.6(a), any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (c) any default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business.

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lenders or to induce Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to result in a Material Adverse Change.

9	AGENT’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any Loan Documents between Borrower and Agent or Lenders;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral including, without limitation, perfecting Agent’s security interest in Borrower’s Intellectual Property. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s or Lenders’ rights or remedies;

(e) apply to the Obligations in accordance with the Intercreditor Agreement any (i) balances and deposits of Borrower it holds, or (ii) any amount held by SVB owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s or Lenders’ exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s or Lenders’ benefit;

(g) place a “hold” on any account maintained with SVB and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Agent and each Lender is under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Agent and each Lender’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or Lenders’ waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion in accordance with the Intercreditor Agreement. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If Agent, in its good faith business judgment (and subject to the Intercreditor Agreement), directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time in accordance with the Intercreditor Agreement, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Agent’s and Lenders’ Liability for Collateral. So long as Agent and each Lender complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of

Agent or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s or Lenders’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s or Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender has all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s or Lenders’ waiver of any Event of Default is not a continuing waiver. Agent’s or Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent or Lender on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Agent, Lenders or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	APPTIO, INC.
11100 NE 8th Street, Suite 600
Bellevue, WA 98004
Attn: Kurt Shintaffer, CFO

And to:
APPTIO, INC.
11100 NE 8th Street, Suite 600
Bellevue, WA 98004
Attn: John Morrow, GC

If to SVB:	Silicon Valley Bank
(in any capacity)	380 Interlocken Crescent, Suite 600
Broomfield, CO 80021
Attn: Mike Devery

If to ORIX:	ORIX Ventures, LLC
c/o ORIX Corporate Capital Inc.
1717 Main St., Suite 1100
Dallas, TX 75201
Attn: General Counsel, Operations Manager

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or Lenders. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND AGENT AND EACH LENDER WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent and Lenders’ prior written consent (which may be granted or withheld in Agent and/or Lenders’ discretion). Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Agent or Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants, as to which assignment, transfer and other such actions are governed by the terms thereof).

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Agent and each Lender and their directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing agent and Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent and Lenders and Borrower, in each case, contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower and each Lender with written notice of such correction and allows Borrower and Lenders at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed in accordance with Section 12.6.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. No amendment, waiver, or modification to any Loan Document (other than the Warrants), and no consent to any departure therefrom, shall be effective unless made in accordance with the Intercreditor Agreement.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Agent and the Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Agent and Lenders shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent and Lenders’ Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Agent and Lenders, collectively, “Lender Entities”), provided that such Subsidiaries or Affiliates are also bound by the confidentiality provisions set forth in this Section 12.9; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, each Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Agent and Lenders’ regulators or as otherwise required in connection with Agent and Lenders’ examination or audit; (e) as Agent and Lenders consider appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent and Lenders so long as such service providers have executed a confidentiality agreement with Agent and Lenders with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent and Lenders’ possession when disclosed to Agent and Lenders, or becomes part of the public domain (other than as a result of its disclosure by Agent and Lenders in violation of this Agreement) after disclosure to Agent and Lenders; or (ii) disclosed to Agent and Lenders by a third party, if the Lender does not know that the third party is prohibited from disclosing the information.

Lender Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Agent or Lenders arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 Intercreditor Agreement. Agent and each Lender understands, acknowledges, and agrees that it (and each of its successors and assigns) and each other Lender (and each of their successors and assigns) shall be bound by the Intercreditor Agreement. Borrower, Agent and each Lender understand and agree that in the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Bookings” means, as of the date of determination, the actual cash value of new and renewal subscription, bookings, other bookings and professional service bookings which, in the case of subscription bookings, includes the first (or, in the event of renewal, subsequent) twelve (12) months of subscription revenue, and for time-based professional services bookings represents the first twelve (12) months of anticipated value of professional services revenue to be earned.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit C.

“Business Day” is any day that is not a Saturday, Sunday or a day on which SVB is closed.

“Cash” means (a) unrestricted cash, plus (b) Cash Equivalents plus (c) long term investments, in each case of (a) through (c), maintained at SVB or SVB’s Affiliates subject to a Control Agreement. For the avoidance of doubt, the proceeds of (i) the Advances (as defined in the Senior Loan Agreement and the Term Loans (as defined in the Senior Loan Agreement and (ii) the Term Loans are not excluded from qualifying as “Cash” in accordance with the definition above.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Co-Borrower” has the meaning given to such term in Section 6.11.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment Percentage” is set forth in Schedule 1, as amended from time to time, and shall reflect the actual principal amounts advanced by each Lender.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is each Term Loan or any other extension of credit by Lenders for Borrower’s benefit under the Loan Documents.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number XXX-XXX-5374, maintained with SVB.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Draw Period” means the period of time from the Effective Date through April 20, 2017.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of accrued interest) with respect to the Term Loans due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loans or (c) the prepayment of the Term Loans, equal to the original principal amount of the Term Loans made to Borrower multiplied by two percent (2.00%). Notwithstanding the foregoing, should Borrower choose to prepay the Term Loans on or prior to April 20, 2017 with proceeds from a successfully completed initial public offering of its stock on a nationally recognized trading exchange in which the Borrower raises at least Fifty Million Dollars ($50,000,000) in proceeds in connection with such offering, the Final Payment shall be reduced to one percent (1.00%) of the original principal amount of the Term Loans.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person that guarantees the obligations of Borrower hereunder.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations (contingent or otherwise) for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations with respect to Indebtedness described in clauses (a) through (c).

“Indemnified Person” is defined in Section 12.2.

“Initial Term Loan” is defined in Section 2.1.1(a).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” is that certain Intercreditor Agreement, dated the date hereof, between the Agent and the Lenders and acknowledged by the Borrower.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and Bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Agent, for the benefit of the Lenders, dated as the Effective Date.

“IP Default” means an Event of Default under Section 8.1, 8.2(a), 8.3, 8.4, 8.5, 8.6 or 8.7 hereof.

“Lender” and “Lenders” is defined in the preamble hereof.

“Lender Entities” is defined in Section 12.9.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any other agreement entered into in connection with the transactions contemplated by this Agreement, including, the Perfection Certificate, the IP Agreement, the SVB Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement entered into by Borrower or any Guarantor and/or for the benefit of Agent or Lenders, all as amended, restated, or otherwise modified. Notwithstanding anything in this Agreement, the term “Loan Documents” shall not include (i) any warrants, other equity securities, in each case issued to any Lender or (ii) any Senior Loan Documents.

“Loan Parties” means the Borrower, any Co-Borrower and any Guarantor.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes Agent or any Lender now or later, under this Agreement and the other Loan Documents (including interest accruing thereto after Insolvency Proceedings begin) and any amounts owing to SVB in connection with the provision of Bank Services (as defined in and permitted under the Intercreditor Agreement). Notwithstanding anything in this Agreement, the term “Obligations” shall not include (i) any obligations of Borrower with respect to any warrants, other equity securities, in each case issued to a Lender, (ii) any agreement governing the rights of a Lender with respect to such warrants or other equity securities or (iii) any obligations under any Senior Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means any acquisition(s), including the creation and capitalization of any Subsidiary in connection with such acquisition, in which: (a) Borrower’s board of directors has approved; (b) the Person so acquired is in the same or a similar line of business or a business reasonably related thereto; (c) Borrower is the sole surviving legal entity or any acquired Subsidiary is directly or indirectly owned by Borrower; (d) either (i) immediately after giving effect to such acquisition, Cash is greater than or equal to Twenty Five Million Dollars ($25,000,000) or (ii) total cash consideration for all acquisitions does not exceed Ten Million Dollars ($10,000,000) in the aggregate in any fiscal year, (e) the acquisition is not a hostile acquisition; (f) no Event of Default shall have occurred and be continuing either before consummation of such acquisition or after consummation of such acquisition (including compliance with all financial covenants on a Pro Forma Basis); and (g) immediately after giving effect to such acquisition, Borrower can demonstrate compliance on a Pro Forma Basis with the covenants set forth in Section 6.7 hereof.

“Permitted Indebtedness” is:

(a) Indebtedness to Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness to SVB under the Senior Loan Documents and any Indebtedness to SVB arising in connection with any Bank Services (as defined in the Intercreditor Agreement), to the extent permitted under the Subordination Agreement or Intercreditor Agreement, as applicable;

(c) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(d) Subordinated Debt;

(e) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Indebtedness consisting of capitalized leases of any Person outstanding prior to the date on which such Person becomes a Subsidiary (in a transaction otherwise permitted hereunder) or is merged or consolidated with or into Borrower or any Subsidiary and , in each case, not created in contemplation of or in connection with such event;

(h) Indebtedness secured by Liens permitted under clauses (a), (c) and (k) of the definition of “Permitted Liens” hereunder;

(i) Indebtedness that constitutes also constitutes an Investment that is Permitted under clause (h) of the definition of Permitted Investments;

(j) other unsecured Indebtedness in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time; and

(k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred, and the terms thereof are not modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; provided that if any such debt being extended, refinanced, modified, or amended and restated, constitutes Subordinated Debt then any such replacement indebtedness shall also be Subordinated Debt.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Agent has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1 and Permitted Acquisitions;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments in Subsidiaries in an amount not to exceed (i) One Million Dollars ($1,000,000) in the aggregate in any month (or such other amount as agreed to between Borrower and Agent) or (ii) Ten Million Dollars ($10,000,000) in the aggregate in any calendar year (or such other amount as agreed to between Borrower and Agent);

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary; and

(j) Other Investments in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year.

“Permitted Liens” are:

(a) Liens (i) existing on the Effective Date and shown on the Perfection Certificate, (ii) arising under this Agreement and the other Loan Documents or (iii) securing Bank Services (as defined in the Intercreditor Agreement) to the extent permitted under the Intercreditor Agreement;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and deposits and/or rights of setoff to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Subject to Section 6.6 hereof, Liens in favor of other financial institutions arising in connection with Borrower’s securities accounts held at such institutions, provided that Agent has a perfected security interest in the amounts held in such deposit and/or securities accounts if required pursuant to Section 6.6;

(k) Liens on the Collateral securing Subordinated Debt;

(l) Liens in favor of SVB issued in connection with the Senior Loan Documents;

(m) Liens securing Indebtedness described in clause (g) of the definition of Permitted Indebtedness, provided that such lien only extends to the property acquired under such capital lease; and

(n) Liens securing liabilities not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” is an additional fee payable to Agent, for the ratable benefit of Lenders, in an amount equal to, for a prepayment of the Term Loans made (a) on or prior to the date that is two (2) years from the Effective Date, two percent (2.00%) of the original principal amount of the Term Loans or (b) after the date that is two (2) years from the Effective Date but on or prior to the Term Loan Maturity Date, one percent (1.00%) of the original principal amount of the Term Loans. Notwithstanding the foregoing, should Borrower choose to prepay the Term Loans on or prior to April 20, 2017 with proceeds from a successfully completed initial public offering of its stock on a nationally recognized trading exchange in which the Borrower raises at least Fifty Million Dollars ($50,000,000) in net cash proceeds in connection with such offering, the Prepayment Fee shall be one percent (1.00%) of the original principal amount the Term Loans.

“Pro Forma Basis” with respect to any calculation or determination for the Borrower for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):

(a) pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any interest rate swap agreement, interest rate cap or collar agreement or other arrangement designed to protect a Person against fluctuations in interest rates, applicable to the Indebtedness) had been the applicable rate for the entire period;

(c) Interest Expense and scheduled principal payments related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Interest Expense accrued during the period under a revolving credit to the extent that the related commitment thereunder is not permanently reduced in a corresponding amount on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period;

(d) pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Interest Expense and scheduled principal payments of Indebtedness, only to the extent that the obligations giving rise to such Interest Expense and scheduled principal payments of Indebtedness will not be obligations of the Borrower or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower (x) in accordance with Regulation S-X under the Securities Act of 1933, as amended, based upon the most recent four full fiscal quarters for which the relevant financial information is available or (y) in such other manner reasonably acceptable to Agent, as if any such acquisition or disposition occurred on the first day of such period and by giving effect to reasonably expected savings in operating expenses relating to cost savings and synergies as if such cost savings and synergies had occurred on the first day of such period.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could reasonably be expected to have a material adverse effect on Borrower’s business.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Senior Loan Agreement” means that certain Amended and Restated Loan and Security Agreement by and between SVB and Borrower dated as of June 16, 2015.

“Senior Loan Documents” means the “Loan Documents” as such term is defined the Senior Loan Agreement.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and Lenders entered into among Agent, Lenders and the other creditor), on terms acceptable to Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower. Notwithstanding the foregoing, Borrower’s non-profit subsidiary, TECHNOLOGY BUSINESS MANAGEMENT COUNCIL, LTD., a Delaware non-stock corporation, shall not be deemed a “Subsidiary” for purposes of this definition or the Agreement.

“SVB Control Agreement” is that certain Securities Account Control Agreement by and among SVB Asset Management, U.S. Bank, N.A., Borrower and Agent of even date herewith.

“Term Loan” is defined in Section 2.1.1(a).

“Term Loan Maturity Date” is April 20, 2019.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unused Fee” is defined in Section 2.4(b) hereof.

“Warrants” are (a) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and SVB and (b) that certain Warrant to Purchase Stock dated as of the Effective between Borrower and ORIX.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

APPTIO, INC.

By	/s/ Kurt Shintaffer
Name:	Kurt Shintaffer
Title:	CFO

AGENT:

SILICON VALLEY BANK

By	/s/ Jayson Davis
Name:	Jayson Davis
Title:	Director

LENDERS

SILICON VALLEY BANK

By	/s/ Jayson Davis
Name:	Jayson Davis
Title:	Director

ORIX VENTURES, LLC

By	/s/ Mark Campbell
Name:	Mark Campbell
Title:	Authorized Representative

[Signature page to Subordinated Loan and Security Agreement]

Schedule 1

LENDERS AND COMMITMENTS

Lender	Commitment	Commitment Percentage
Silicon Valley Bank	$10,000,000.00	50.00%
ORIX Ventures, LLC	$10,000,000.00	50.00%

Total	$20,000,000.00	100.00%

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EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Agent or (iii) any Intellectual Property unless or until an IP Default has occurred, at which point such security interest shall become effective immediately without any further action by any Person; provided , however, that at all times (whether before or after the security interest in Intellectual Property has become effective) the Collateral shall include all Accounts and all proceeds of Intellectual Property (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property, and whatever is collected on, or distributed on account of, the Intellectual Property,) and all other rights arising out of Intellectual Property . If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

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EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To:	Date:

 LOAN PAYMENT:

APPTIO, INC.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

Print Name/Title:

  TERM LOAN:

  Complete Outgoing Wire Request section below if all or a portion of the funds from this Term Loan are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Term Loan $

All Borrower’s representations and warranties in the Subordinated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for a Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

  OUTGOING WIRE REQUEST:

  Complete only if all or a portion of funds from the Term Loan above is to be wired.

  Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

1

EXHIBIT C

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

BORROWER:	Apptio, Inc.	DATE: April 20, 2016
LENDERS:	Silicon Valley Bank, as Agent, on behalf of the Lenders

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Lenders may rely on them until Lenders receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Sachin Gupta	CEO	/s/ Sachin Gupta	☒

Kurt Shintaffer	CFO	/s/ Kurt Shintaffer	☒

Donavon Hall	Senior Director and Controller	/s/ Donavon Hall	☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Lenders.

Execute Loan Documents. Execute any loan documents Lenders require.

Grant Security. Grant SVB, as Agent for the Lenders, a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s capital stock.

1

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

APPTIO, INC.

By:	/s/ John Morrow
Name:	John Morrow
Title:	EVP and Secretary

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                      of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

           [print title]

By:
Name:
Title:

2

EXHIBIT D

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK, as Agent	DATE:
FROM: APPTIO, INC.

The undersigned authorized officer of APPTIO, INC. (“Borrower”) certifies that under the terms and conditions of the Subordinated Loan and Security Agreement between SILICON VALLEY BANK, a California corporation (“SVB”; and in its capacity as Administrative Agent, the “Agent”), (b) SVB, ORIX VENTURES, LLC, a Delaware limited liability company (“ORIX”) and any other Lenders listed on Schedule 1 hereto and otherwise party hereto from time to time (each a “Lender”, and collectively the “Lenders”), (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes an subject to year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly Financial Statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings and Deferred Revenue Report	Quarterly within 30 days if Borrower’s Cash is less than $25,000,000	Yes No
Board Approved Projections	Annually within 60 days of fiscal year end for the following fiscal year	Yes No
409(A) Valuation Report	Within 30 days of completion	Yes No

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis (only if not complying with minimum Cash covenant):

Minimum Bookings	75% of plan		Yes No

Lowest balance of cash during applicable measuring period	$25,000,000	$	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

APPTIO, INC.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Performance to Plan (Section 6.7(a))

If Borrower’s and its Subsidiaries Cash is less than Twenty Five Million Dollars ($25,000,000) as of the last day of the applicable monthly measuring period, Borrower shall maintain the following financial covenant as of the last day of the month:

Performance to Plan. Bookings, measured on a trailing six (6) month basis, based on Borrower’s annual business plan (as delivered to Agent and the Lenders in accordance with Section 6.2(d) and as approved in writing by Agent in its reasonable business judgment), of not less than seventy-five percent (75%) of Bookings for each period ending as of the last day of each fiscal quarter of Borrower; provided, further, that for the periods ending as of the last day of January and February of each year, prior to the delivery of Borrower’s annual business plan pursuant to Section 6.2(d), required Bookings for such months shall be based upon the prior year actual Bookings for such months in lieu of a forecasted amount for such months in which no annual financial projections have been delivered pursuant to Section 6.2(d) prior to the end of such months. For example, for January 2017, this covenant would be calculated using the actual Bookings for the months August through December 2016 (5 months) plus actual Bookings for the month of January 2016.

Bookings requirements for Borrower’s 2017 fiscal year and thereafter, shall be set forth in, and based upon, Borrower’s annual business plan delivered to Agent and the Lenders in accordance with Section 6.2(d) with such bookings requirements determined pursuant to the first paragraph of Section 6.7(a). Notwithstanding the foregoing, such annual business plan and Bookings requirements must be approved in writing by Agent in its reasonable business judgment by March 31st of the applicable year.

No, not in compliance	Yes, in compliance